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November 19th, 2001


Numatics, Incorporated
1450 North Milford Road
Highland, MI  48357-4560

Gentlemen:

LaSalle Business Credit, Inc. ("LaSalle U.S.") is pleased to commit to (i) making the U.S. Facility (defined below) available to the U.S. Borrowers (defined below) and (ii) causing LaSalle Business Credit, a division of ABN AMRO Bank Canada ("LaSalle Canada") to make the Canadian Facility (defined below) available to the Canadian Borrower (defined below), subject to the terms and conditions set forth below. For convenience, the U.S. Facility and the Canadian Facility are collectively referred to as the "Facilities", and LaSalle U.S. and LaSalle Canada are collectively referred to as "LaSalle".

Borrowers:
---------

     U.S. Borrowers:     Numatics, Incorporated, Micro-Filtration, Inc.,
     ---------------     Numation Inc., Numatech, Inc., Ultra Air Products,
                         Inc., Microsmith, Inc. and Empire Air Systems, Inc., jointly and severally

     Canadian Borrower:  Numatics Ltd.
     -----------------
                         U.S. Borrowers and Canadian Borrower are collectively referred to as Borrowers.

Purpose:                 To refinance certain existing debt and provide for
--------                 ongoing working capital.


U.S. Facility:           A three year revolving credit facility (funded and
-------------            repayable in U.S. Dollars) in the principal amount of
                         up to Twenty Six Million Dollars (U.S.$26,000,000) based on an advance rate of up to eighty-five percent
                         (85%) against eligible U.S. accounts receivable
                         (assuming dilution of under five percent (5%) of sales) and an advance rate of up to sixty percent (60%) (or forty percent (40%) with respect to inventory at locations that do not use a perpetual inventory accounting system or that do not perform monthly physical counts) against all eligible U.S inventory
                         (computed on a lower of cost

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                              or market value basis), with an inventory sublimit
                              of Fourteen Million Dollars (U.S.$14,000,000), in each case less such reserves as LaSalle U.S. elects, in its sole discretion, to establish from time to time (including without limitation a reserve equal to the amount of the accrued and unpaid interest from time to time owing on the Subordinated Notes, as defined below).

     U.S. Letter of Credit    A Three Million Dollar (U.S.$3,000,000)
     ---------------------    subfacility for the guaranty of documentary and
     Subfacility:             standby letters of credit will be made available
     ------------             to the U.S. Borrower based on a one hundred
                              percent (100%) reserve against availability for standby letters of credit and a forty percent
                              (40%) reserve against available inventory for at sight documentary Letters of Credit covering trade importation of eligible inventory products. If the letters of credit are drawn upon, they shall be funded from the reserved availability under the U.S. Revolving Credit Facility.

Canadian Facility:            A three year revolving credit facility of up to
------------------            Four Million Dollars (U.S.$4,000,000) based on an
                              advance rate of up to eighty-five percent (85%) against eligible Canadian accounts receivable
                              (assuming dilution of under five percent (5%) of sales) and an advance rate of up to sixty percent
                              (60%) (or forty percent (40%) with respect to inventory at locations that do not use a perpetual inventory accounting system or that do not perform monthly physical counts) against all eligible
                              Canadian inventory (computed on a lower of cost or market value basis), with an inventory sublimit of Two Million Dollars (U.S.$2,000,000), in each case less such reserves as LaSalle Canada elects, in its sole discretion, to establish from time to time (including without limitation hedging reserves). Canadian Lender shall make Canadian
                              Loans to Canadian Borrower in U.S. Dollars by way of U.S. Prime Rate (defined below) loans or in Canadian Dollars by way of Canadian Prime Rate
                              (defined below) loans.

                              At the closing Canadian Borrower shall lend Two Million Two Hundred Fifty Thousand Dollars (U.S.$2,250,000) of the proceeds of the Canadian Facility (the "German Inter-company Loan") to Numatics GmbH (the "German Loan Party") from proceeds of the Canadian Facility upon terms acceptable to LaSalle Canada.

     Canadian Letter of       A Four Hundred Thousand Dollar (U.S.$400,000)
     ------------------       sublimit for the guaranty of documentary and
     Credit Subfacility:      standby letters of credit will
     -------------------

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                              be made available to the Canadian Borrower based
     Credit Subfacility:      on a one hundred percent (100%) reserve against
     ------------------       availability for standby letters of credit and a
                              forty percent (40%) reserve against available inventory for at sight documentary letters of credit covering trade importation of eligible inventory products. If the letters of credit are drawn upon, they shall be funded from the reserved availability under the Canadian Facility.

Interest Rates:               The U.S. Facility shall bear interest at (i)
---------------               LaSalle Bank National Association's publicly
                              announced prime rate in effect from time to time
                              (the "U.S. Prime Rate"), which is not intended to be LaSalle Bank National Association's lowest or most favorable rate in effect at any time or (ii)
                              LIBOR (30, 60 or 90 day) plus two and
                              three-quarters percent (2.75%).

                              The Canadian Facility shall bear interest at (i) the U.S. Prime Rate or (ii) one percent (1%) plus the floating annual rate of interest established from time to time by ABN AMRO as the reference rate for determining interest rates on commercial loans made in Canada in the lawful currency of Canada and designated as its prime rate (the "Canadian Prime Rate"), which is not intended to be ABN AMRO's lowest or most favorable rate in effect at any time and which Canadian prime rate will never be less than the average bid rate for 30 day Canadian Dollar bankers acceptances as determined by ABN AMRO plus one and one-half percent (1.50%) per annum.

                              All interest rates shall be calculated on a per annum basis, payable monthly. Borrowers will receive credit for collections one (1) business day after receipt by LaSalle of available funds. Interest will be calculated based on a year of 360 days (or 365 days with respect to Canadian Prime Rate loans) for the actual number of days elapsed.

                              The sublimits for letters of credit of
                              U.S./Canadian Facility will be made available at three percent (3.00%) simple interest per annum with a minimum fee of Two Hundred Fifty Dollars (U.S.$250.00) per transaction. All costs and expenses for issuance of the documentary or standby letters of credit shall be the responsibility of the Borrowers.

Closing Fee:                  U.S. Facility:  U.S.$260,000, payable at closing.
-----------

                              Canadian Facility: U.S.$40,000, payable at closing.

Agent Fee:                    One-tenth percent (0.10%) per year of the maximum
----------                    amount of the Facilities, payable quarterly.

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Unused Line Fee:               Three-eighths percent (0.375%) of the average
----------------               annualized unused portion of the maximum
                               Facilities, payable monthly.

Prepayment Fee:                2% of the maximum Facilities during Year 1.
--------------

                               1% of the maximum Facilities during Year 2.

                               0.5% of the maximum Facilities during Year 3 and during any renewal period.

Examination Expenses:          Borrowers will be charged for examination person
---------------------          days at LaSalle's then current customary charge
                               (which is currently a per diem cost of Seven
                               Hundred Fifty Dollars (U.S.$750.00)) plus all out-of-pocket expenses.

Security:                      The obligations under the Facilities will be
---------                      secured by a security interest in all existing
                               and future personal property (including without limitation accounts, contract rights, inventory, equipment and general intangibles) and real estate of each Borrower, it being understood that the assets of the Canadian Borrower shall secure only the Canadian Loans. Such security interest shall be a first priority security interest;
                               provided, that with respect to equipment, real estate, intellectual property and general intangibles specifically relating to equipment and real estate, such security interest shall be second only to the security interest securing the ACS Debt (defined below). The German
                               Inter-company Loan shall be secured by a first priority security interest in all existing and future accounts receivable and inventory of the German Loan Party, a junior lien upon all real estate owned by the German Loan Party (second only to the security interest securing the ACS
                               Debt) and, to the extent available, under German law, a junior security interest in all existing and future equipment owned by the German Loan
                               Party (second only to the security interest securing the ACS Debt). All Loans will be cross-defaulted.

Guaranties:                    The Canadian Facility will be guarantied by the
-----------                    U.S. Borrowers.

Participations:                LaSalle shall retain the right to sell all or any
---------------                portion of the Facilities to other institutional
                               lenders.

Conditions Precedent to        LaSalle's obligation to close and fund the loans
-----------------------        shall be subject to the satisfaction, as
Closing:                       determined by LaSalle's in its sole discretion,
--------                       of the following conditions:

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                    1.   American Capital Strategies, Ltd. ("ACS") shall provide
                         loans to Numatics, Incorporated and its affiliates in the aggregate amount of not less than Thirty-One
                         Million Three Hundred Fifty-Four Thousand Dollars (U.S.$31,354,000) on terms and conditions acceptable to LaSalle.

                    2. LaSalle and ACS shall have entered into a intercreditor agreement in form and substance satisfactory to LaSalle which shall be consented to by Lender and shall include a resolution of the currently outstanding issues with Borrowers.

                    3.   Satisfactory completion of LaSalle's due diligence.

                    4. Each Borrower shall have (i) internally prepared profit and loss, balance sheet and cash flow projections for the first 12 months and then annually for a total of two years (to include the balance of 2001, all of 2002 and all of 2003) and (ii) an opening balance sheet reflecting valuations for accounts, inventory, machinery, equipment, and real estate, as well as the proposed debt structure and other adjustments all in form, substance, and content satisfactory to LaSalle to assure that (A) the assets of such Borrower, at a fair valuation, exceed the total liabilities, (B) such Borrower is able to pay its debts as they mature, and
                         (C) such Borrower has sufficient capital to conduct business.

                    5. There shall have been no material adverse change in LaSalle's understanding of the facts and information presented and no material litigation or claims or other material adverse change shall have occurred with respect to Borrowers.

                    6. Completion of documentation in form and substance satisfactory to LaSalle and their counsel, including perfection of all liens and security interests. Such documentation will include, without limitation, loan and security agreements with Borrowers containing such terms and conditions as LaSalle and its counsel may in its sole discretion, require or deem necessary, including such terms as may be required by LaSalle and its counsel after their due diligence review and all documents and agreements relating thereto including, but not limited to, such statements and reviews by third parties as LaSalle shall require. In the event Borrowers or LaSalle elect not to renew the respective Facilities at the end of the three year term, all obligations of the applicable Borrowers shall

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                               be due and payable at the end of such term. Such
                               documentation shall also include, without limitation, representations and warranties, affirmative covenants, negative covenants, financial covenants, events of defaults and conditions, in form and substance satisfactory to LaSalle and its counsel, which are no less favorable to LaSalle than those set forth in the most recent drafts of the loan documents pertaining to the Facilities that have been circulated to the Borrowers, except as may be approved by LaSalle in its sole discretion.

                         7. There shall be excess availability under the Facilities of Four Million Five Hundred Thousand Dollars (U.S.$4,500,000) in the case of the U.S. Facility and Seven Hundred Seventy-Five Thousand Canadian Dollars (Cdn$775,000) in the case of the Canadian Facility, to properly meet all obligations of each such Borrower and to provide for its projected cash requirements, calculated after the initial funding and deeming all debts current on a pro forma basis, including a provision for the repayment of any accounts payable over 60 days past due.

                         8. U.S. Borrowers will maintain their primary banking relationship (including general checking and lock box accounts) with LaSalle Bank National Association or Standard Federal Bank, and Canadian Borrower will maintain its primary banking relationship (including general checking and lock box accounts) with a bank satisfactory to LaSalle Canada. Normal charges shall be assessed thereon. Although no compensating balance is required, Borrowers may keep monthly balances in order to merit earnings credits which may cover LaSalle's service charges for demand deposit account activities.

                         9.    All future debt owing to stockholders,
                               affiliates, former owners or other similar parties as LaSalle may request are to be subordinated to LaSalle on terms acceptable to LaSalle.

                         10. LaSalle shall have determined in its discretion that the Facilities shall be senior debt for purposes of the 9-5/8% Senior Subordinated Notes due 2008 issued by Numatics, Incorporated (the "Subordinated Notes").

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                         11.   LaSalle shall have received such title insurance,
                               ALTA surveys and other documentation relating to all liens on real estate included in the Collateral as LaSalle shall require in its sole discretion.

                         12. LaSalle shall have received, and approved in its discretion, such tax, lien, judgment, and other searches and investigations with respect to the property and personnel of each Borrower and the German Loan Party.

                         13. LaSalle shall have received satisfactory legal opinions of Borrowers' and German Loan Party's independent counsel, including without limitation an unqualified opinion of such counsel that the U.S. Facility and the Canadian Facility each constitute Senior Indebtedness for purposes of the Indenture pertaining to the Subordinated Notes.

                         14. Key Man Life Insurance of not less than Seven Million Five Hundred Thousand Dollars ($7,500,000) on the life of Mr. John H. Welker shall have been assigned to LaSalle.

                         15. LaSalle shall be satisfied that the Facilities comply in all respects with all applicable solvency, fraudulent conveyance, corporate governments, financial assistance and other applicable laws.

                         16. All withholding taxes and other taxes, fees, or other costs resulting from any transaction requiring payment by LaSalle will be fully reimbursed by the Borrowers (on a grossed up basis if such reimbursements give rise to any tax, fee, or other costs) excluding any provision for income, intangible or single business taxes.

                         17. LaSalle shall be satisfied with the form and substance of all third party documents including intercreditor agreements, subordination agreements, and landlord and mortgagee waivers.

All reasonable legal fees and other reasonable out-of-pocket and field examination expenses incurred by LaSalle in connection with the proposed financing shall be borne by Borrowers on a joint and several basis, whether or not the transaction closes. Borrowers understand that prior to finalizing legal documentation, LaSalle shall require an additional deposit of $130,000

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to cover such anticipated fees and expenses. In the event that the additional legal deposit is insufficient to cover the estimated expenses, LaSalle may require additional deposits.

This letter supersedes all previous agreements relating to this transaction.

This letter is delivered to you on the understanding that neither it nor its substance shall be disclosed to any third party except for your existing lenders, accountants and ACS or when required by law or with the written authorization of LaSalle.

This commitment expires on November 26, 2001 unless accepted by you together with delivering the deposit referred to above on or before that date. The Loans committed herein must be disbursed prior to December 15, 2001 or this commitment shall become null and void unless extended by LaSalle in writing.

Very truly yours,

LASALLE BUSINESS CREDIT, INC.


By /s/ Dale P. Grzenia
  ----------------------------------
Title /s/ Vice President
     -------------------------------

ACCEPTED:

this 19/th/ day of November, 2001.
     ------

NUMATICS, INCORPORATED


By /s/ Robert S. Robeson
  ----------------------------------
Title /s/ Vice President
     -------------------------------

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